Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement Nos. 333-138589, 333-173082 and 333-180568 of Atlas Energy, L.P. on Form S-8 of our report dated April 15, 2013 related to the consolidated financial statements of TEAK Midstream, LLC and subsidiaries as of and for the year ended December 31, 2012 appearing in the Current Report on Form 8-K/A.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas

July 23, 2013